LifeVantage Announces Financial Results for the
Fourth Fiscal Quarter and Full Fiscal Year 2025
Salt Lake City, UT, September 4, 2025, LifeVantage Corporation (Nasdaq: LFVN), a leading health and wellness company with products designed to activate optimal health processes at the cellular level, today reported financial results for its fourth quarter and full fiscal year ended June 30, 2025.
Fourth Quarter Fiscal 2025 Summary*:
•Revenue of $55.1 million, an increase of 12.6% from the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter revenue increased approximately 11.6%;
•Revenue in the Americas increased 14.1% and revenue in Asia/Pacific & Europe increased 7.6%. Excluding foreign currency fluctuations, fourth quarter revenue in Asia/Pacific & Europe increased 1.6%;
•Net income per diluted share was $0.15, versus $0.10 per diluted share a year ago;
•Adjusted earnings per diluted share were $0.17, compared to $0.14 a year ago; and
•Adjusted EBITDA of $4.8 million was flat compared to a year ago.
* All comparisons are on a year over year basis and compare the fourth quarter of fiscal 2025 to the fourth quarter of fiscal 2024, unless otherwise noted.
Fiscal Year 2025 Summary**:
•Revenue of $228.5 million, an increase of 14.2%. Excluding the negative impact of foreign currency fluctuations, fiscal year 2025 revenue increased approximately 14.4%;
•Revenue in the Americas increased 21.5%, and revenue in Asia/Pacific & Europe decreased 9.4%;
•Net income per diluted share was $0.75, compared to $0.23 in fiscal 2024;
•Adjusted earnings per diluted share was $0.82, compared to $0.59 in fiscal 2024;
•Adjusted EBITDA increased 30.3%, to $22.1 million;
•Repurchased 0.3 million shares for $3.1 million; and
•Strong balance sheet with $20.2 million of cash and no debt.
**All growth rates compare fiscal 2025 to fiscal 2024.
"Fourth quarter results capped off a strong fiscal 2025 as we delivered revenue growth of approximately 13% to $55.1 million, expanded gross margin and increased earnings," said Steve Fife, President and CEO of LifeVantage. "What's particularly exciting is that our international business returned to growth for the first time in nearly three years, with Asia/Pacific & Europe revenue increasing approximately 8% as we successfully rolled out our MindBody System to Japan, Australia, Europe, and Thailand. This international momentum, combined with continued strong performance in the Americas where revenue grew approximately 14%, demonstrates the global appeal of our activation-focused wellness solutions. As we enter fiscal 2026, we have built a powerful, scalable platform that positions us well for continued growth and long-term value creation."
Fourth Quarter Fiscal 2025 Results
For the fourth fiscal quarter ended June 30, 2025, the Company reported revenue of $55.1 million, a 12.6% increase over the fourth quarter of fiscal 2024. Excluding the impact of foreign currency fluctuations, fourth quarter revenue increased 11.6%. Revenue in the Americas region for the fourth quarter of fiscal 2025 increased 14.1%, including strong growth in the United States. Revenue in the Asia/Pacific & Europe region increased 7.6%; on a constant currency basis, revenue in the Asia/Pacific and Europe regions increased 1.6%.

Gross profit for the fourth quarter of fiscal 2025 was $44.0 million, or 79.9% of revenue, compared to $38.9 million, or 79.5% of revenue, for the same period in fiscal 2024.
Commissions and incentives expense for the fourth quarter of fiscal 2025 was $23.2 million, or 42.1% of revenue, compared to $22.0 million, or 44.9% of revenue, for the same period in fiscal 2024. The decrease in commissions and incentives as a percentage of revenue was primarily due to reduced incentive expenses during the quarter.
Selling, general and administrative expense (SG&A) for the fourth quarter of fiscal 2025 was $18.7 million, or 33.9% of revenue, compared to $14.0 million, or 28.7% of revenue, for the same period in fiscal 2024. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the fourth quarter of fiscal 2025 were $18.3 million, or 33.3% of revenue, compared to adjusted non-GAAP SG&A expense for the fourth quarter of fiscal 2024 of $13.7 million, or 28.0% of revenue. The increase in SG&A was primarily due to costs related to our global convention and increases in the variable portion of employee compensation expenses.
Operating income for the fourth quarter of fiscal 2025 was $2.1 million, compared to $2.9 million for the fourth quarter of fiscal 2024. Accounting for the non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the fourth quarter of fiscal 2025 was $2.5 million compared to $3.2 million for the fourth quarter of fiscal 2024.
Net income for the fourth quarter of fiscal 2025 was $2.0 million, or $0.15 per diluted share. This compares to a net income of $1.3 million, or $0.10 per diluted share for the fourth quarter of fiscal 2024. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the fourth quarter of fiscal 2025 was $2.3 million, or $0.17 per diluted share, compared to adjusted non-GAAP net income of $1.8 million, or $0.14 per diluted share for the fourth quarter of fiscal 2024.
Adjusted EBITDA was $4.8 million for the fourth quarter of fiscal 2025 versus $4.8 million for the comparable period in fiscal 2024.
Fiscal 2025 Full Year Results
For the fiscal year ended June 30, 2025, the Company reported net revenue of $228.5 million, an increase of 14.2% compared to $200.2 million for fiscal 2024. In fiscal 2025, revenue in the Americas increased 21.5% and revenue in Asia/Pacific & Europe decreased 9.4%. Revenue for fiscal 2025 was negatively impacted by $0.5 million, or 0.3%, by foreign currency fluctuations.
Gross profit during fiscal 2025 was $183.7 million, or 80.4% of revenue, compared to $158.7 million, or 79.3% of revenue, for fiscal 2024. The increase in gross margin as a percentage of revenue is primarily due to favorable product mix and decreased inventory obsolescence costs.
Commissions and incentives expense for fiscal 2025 was $102.3 million, or 44.7% of revenue, compared to $85.9 million, or 42.9% of revenue, for fiscal 2024. The increase in percentage of commissions and incentives to revenue was primarily due to higher qualifications within existing promotional and incentive programs and changes in the sales mix between independent consultants and customers.
SG&A expense for fiscal 2025 was $69.2 million, or 30.3% of revenue, compared to $68.5 million, or 34.2% of revenue, for fiscal 2024. Adjusted for nonrecurring expenses and recoveries, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expense for fiscal 2025 was $68.2 million, or 29.8% of revenue, compared to adjusted non-GAAP SG&A expense for fiscal 2024 of $62.7 million, or 31.3% of revenue. The increase SG&A expenses are primarily due to the variable portion of employee compensation expenses, partially offset by the elimination of endorsement agreements in December 2023.
Operating income for fiscal 2025 was $12.2 million, or 5.3% of revenue, compared to $4.3 million, or 2.2% of revenue, for fiscal 2024. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for fiscal 2025 was $13.3 million, or 5.8% of revenue, compared to $10.1 million, or 5.0% of revenue, for fiscal 2024.

Net income for fiscal 2025 was $9.8 million, or $0.75 per diluted share, compared to $2.9 million, or $0.23 per diluted share for fiscal 2024. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for fiscal 2025 was $10.6 million, or $0.82 per diluted share compared to $7.6 million, or $0.59 per diluted share in fiscal 2024.
Adjusted EBITDA was $22.1 million for fiscal 2025 compared to $17.0 million for fiscal 2024.
Share Repurchase
During the fourth quarter of fiscal 2025, the Company repurchased 0.2 million of its common shares for an aggregate price of approximately $2.0 million. In fiscal 2025, 0.3 million shares were repurchased for an aggregate price of $3.1 million. There was approximately $17.3 million remaining under the current repurchase program authorization as of June 30, 2025.
Balance Sheet & Liquidity
The Company generated $11.9 million of cash from operations during fiscal 2025 compared to $12.2 million during fiscal 2024. The Company's cash and cash equivalents at June 30, 2025 were $20.2 million, compared to $16.9 million at June 30, 2024 and there was no debt outstanding.
Dividend Announcement
On August 28, 2025, the Company announced the declaration of a cash dividend of $0.045 per common share. The dividend will be paid on September 16, 2025 to all stockholders of record at the close of business on September 8, 2025.
Fiscal Year 2026 Guidance
The Company expects to generate revenue in the range of $225 million to $240 million in fiscal year 2026, adjusted EBITDA of $23 million to $26 million, and adjusted earnings per share in the range of $1.00 to $1.15. The Company expects a full year tax rate of approximately 24% to 26%. This guidance reflects the current trends in the business. The Company's guidance for adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share excludes any non-operating or non-recurring expenses that may materialize during fiscal 2026.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. or international callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, September 18, 2025, by dialing (844) 512-2921 from the U.S. and entering confirmation code 13755010, or (412) 317-6671 from international locations, and entering confirmation code 13755010.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at https://lifevantage.gcs-web.com/events-and-presentations or directly at https://viavid.webcasts.com/starthere.jsp?ei=1727833&tp_key=a40e7ecfbe. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN), the Activation company, is a pioneer in nutrigenomics—the study of how nutrition and naturally occurring compounds can unlock your genes and the health coded within. Our products work with your unique biology and help your body make what it needs for health. The line of scientifically validated activators includes the flagship Protandim® family of products, TrueScience® Liquid Collagen, the newest MindBody GLP-1 System™, Activation-supporting nutrients such as Omega, D3+, and the Rise AM & Reset PM System®, as well as AXIO® nootropic energy drink mixes, the full TrueScience® line of skin and hair care products, and Petandim®, a pet supplement formulated to combat oxidative stress in dogs. Our independent Consultants sell our products to Customers and share the business opportunity with entrepreneurs seeking to begin their own business. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.
Cautionary Note Regarding Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The declaration and/or payment of a dividend during any quarter provides no assurance as to future dividends, and the timing and amount of future dividends, if any, could vary significantly in comparison both to past dividends and to current expectations. Examples of forward-looking statements include, but are not limited to, expected financial performance, including revenue margins, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, and expected dividend payments in future quarters. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments, as well as those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission (the “SEC”). The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present reconciliations of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share, which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contact:
Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
(In thousands, except per share data)	June 30, 2025	June 30, 2024
ASSETS
Current assets
Cash and cash equivalents	$20,201	$16,886
Accounts receivable	3,294	2,949
Income tax receivable	635	313
Inventory	20,669	15,055
Prepaid expenses and other	6,095	2,443
Total current assets	50,894	37,646

Property and equipment, net	6,207	7,813
Right-of-use assets	8,041	9,569
Intangible assets, net	245	323
Deferred income tax asset	5,970	4,268
Other long-term assets	601	680
TOTAL ASSETS	$71,958	$60,299

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,600	$5,853
Commissions payable	7,237	6,569
Income tax payable	—	202
Lease liabilities	1,867	1,811
Other accrued expenses	13,513	7,874
Total current liabilities	27,217	22,309

Long-term lease liabilities	9,811	11,801
Other long-term liabilities	289	198
Total liabilities	37,317	34,308
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 12,428 and 12,510 issued and outstanding as of June 30, 2025 and 2024, respectively	1	1
Additional paid-in capital	139,962	136,644
Accumulated deficit	(104,147)	(108,738)
Accumulated other comprehensive income	(1,175)	(1,916)
Total stockholders’ equity	34,641	25,991
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$71,958	$60,299

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, (unaudited)		Fiscal Year Ended June 30,
(In thousands, except per share data)	2025	2024	2025	2024
Revenue, net	$55,114	$48,931	$228,530	$200,164
Cost of sales	11,065	10,022	44,864	41,440
Gross profit	44,049	38,909	183,666	158,724
Operating expenses:
Commissions and incentives	23,222	21,979	102,260	85,920
Selling, general and administrative	18,679	14,020	69,207	68,472
Total operating expenses	41,901	35,999	171,467	154,392
Operating income	2,148	2,910	12,199	4,332
Other expense:
Interest income, net	111	78	431	430
Other expense, net	137	(277)	(387)	(412)
Total other income, net	248	(199)	44	18
Income before income taxes	2,396	2,711	12,243	4,350
Income tax expense	(437)	(1,406)	(2,438)	(1,413)
Net income	$1,959	$1,305	$9,805	$2,937
Net income per share:
Basic	$0.16	$0.11	$0.80	$0.24
Diluted	$0.15	$0.10	$0.75	$0.23
Weighted-average shares outstanding:
Basic	12,326	12,256	12,251	12,458
Diluted	13,128	12,867	12,987	12,986

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region

	Three Months Ended June 30, (unaudited)				Fiscal Year Ended June 30,
(In thousands)	2025		2024		2025		2024
Americas	$43,477	79%	$38,112	78%	$185,723	81%	$152,907	76%
Asia/Pacific & Europe	11,637	21%	10,819	22%	42,807	19%	47,257	24%
Total	$55,114	100%	$48,931	100%	$228,530	100%	$200,164	100%

	Active Accounts (unaudited)

	As of June 30,
	2025		2024		Change from Prior Year	Percent Change
Active Independent Consultants(1)
Americas	34,000	67%	31,000	63%	3,000	9.7%
Asia/Pacific & Europe	17,000	33%	18,000	37%	(1,000)	(5.6)%
Total Active Independent Consultants	51,000	100%	49,000	100%	2,000	4.1%

Active Customers(2)
Americas	66,000	81%	63,000	80%	3,000	4.8%
Asia/Pacific & Europe	15,000	19%	16,000	20%	(1,000)	(6.3)%
Total Active Customers	81,000	100%	79,000	100%	2,000	2.5%

Active Accounts(3)
Americas	100,000	76%	94,000	73%	6,000	6.4%
Asia/Pacific & Europe	32,000	24%	34,000	27%	(2,000)	(5.9)%
Total Active Accounts	132,000	100%	128,000	100%	4,000	3.1%

(1) Active Independent Consultants have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Accounts is the sum of Active Independent Consultants and Active Customers.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA:
(unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2025	2024	2025	2024
GAAP Net income (loss)	$1,959	$1,305	$9,805	$2,937
Interest (income) expense	(111)	(78)	(431)	(430)
Provision for income taxes	437	1,406	2,438	1,413
Depreciation and amortization	750	805	3,156	3,581
Non-GAAP EBITDA:	3,035	3,438	14,968	7,501
Adjustments:
Stock compensation expense	1,542	757	5,702	3,280
Other expense, net	(137)	277	387	412
Other adjustments(1)	343	333	1,054	5,769
Total adjustments	1,748	1,367	7,143	9,461
Non-GAAP Adjusted EBITDA	$4,783	$4,805	$22,111	$16,962

(1) Other adjustments breakout:
Nonrecurring proxy contest related expenses, net of credits	—	(118)	—	5,043
Executive and non-recurring severance expenses, net	57	120	244	220
Executive team recruiting and transition expenses	38	198	562	198
Other non-recurring expenses	248	133	248	308
Total adjustments	$343	$333	$1,054	$5,769

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS:
(unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2025	2024	2025	2024
GAAP Net income (loss)	$1,959	$1,305	$9,805	$2,937
Adjustments:
Nonrecurring proxy contest related expenses, net of credits	—	(118)	—	5,043
Executive and non-recurring severance expenses, net	57	120	244	220
Executive team recruiting and transition expenses	38	198	562	198
Other nonrecurring expenses	248	133	248	308
Tax impact of adjustments(1)	(46)	159	(210)	(1,092)
Total adjustments, net of tax	297	492	844	4,677
Non-GAAP Net Income	$2,256	$1,797	$10,649	$7,614

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2025	2024	2025	2024
Diluted earnings (loss) per share, as reported	$0.15	$0.10	$0.75	$0.23
Total adjustments, net of tax	0.02	0.04	0.06	0.36
Diluted earnings per share, as adjusted(2)	$0.17	$0.14	$0.82	$0.59

(1) Tax impact is based on the annual tax rate for the years ended June 30, 2025 and 2024, respectively, excluding impact of accrual from foreign income tax audits.
(2) May not add due to rounding.